Exhibit 99.1
PACKETEER®, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
CUPERTINO, Calif. – July 19, 2007 – Packeteer®, Inc. (NASDAQ: PKTR), the global leader in WAN Application Optimization, today announced results of operations for the quarter ended June 30, 2007.
Net revenues for the second quarter 2007 were $32.4 million, compared with $34.2 million for the second quarter 2006. Net revenues also decreased sequentially from the $34.7 million reported in the first quarter 2007. GAAP net loss for the second quarter 2007 was $5.6 million or $0.16 per diluted share. This compares to second quarter 2006 GAAP net loss of $0.8 million or $0.02 per diluted share.
Non-GAAP net loss for the second quarter 2007 was $2.9 million or $0.08 per diluted share, compared to non-GAAP net income for the second quarter 2006 of $4.3 million or $0.13 per diluted share. Non-GAAP net income (loss) includes adjustments for stock-based compensation and amortization of purchased intangible asset and in-process research and development, net of the related tax impact. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
Total cash and investments of $81.3 million at June 30, 2007 decreased by $2.8 million from the balances of $84.1 million at March 31, 2007, due primarily to increased inventory. Accounts receivable of $24.1 million at June 30, 2007 represented 67 days sales outstanding, compared to $24.0 million representing 62 days sales outstanding (DSO) at March 31, 2007. Total inventories increased to $9.2 million at June 30, 2007, compared to $6.0 million at March 31, 2007, primarily due to revenues being below our expectations.
“Our second quarter revenues were clearly disappointing”, said Dave Côté, president and CEO of Packeteer. “However, while we are dealing with a challenging and competitive environment, we are very encouraged by the initial response to our newly introduced iShaper product which is a new unified branch office appliance that marries the best of real-time WAN optimization, monitoring and shaping with wide area file services (WAFS) and key Microsoft services. We believe this is the kind of product that the market has been waiting for. We plan to aggressively invest in the ongoing launch of this important new product as well as invest in our other product development initiatives to take advantage of the growing market opportunities. At the same time, until we regain our revenue growth momentum, we will carefully monitor and limit non-essential expenses.”
A Conference Call with company management will be held July 19, 2007 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until July 26, 2007. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) is the global market leader in Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, including future revenues related to our recent acquisition of Tacit Networks, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
Bradley Gittings
Director, Investor Relations
408-556-4348
bgittings@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues
Product revenues	$20,829	$25,799	$44,670	$50,493
Service revenues	11,613	8,370	22,500	15,961

Total net revenues	32,442	34,169	67,170	66,454

Cost of revenues
Product costs	5,995	5,662	13,730	10,767
Service	3,291	2,441	6,861	4,762
Amortization of purchased intangible assets	635	486	1,270	880

Total cost of revenues	9,921	8,589	21,861	16,409

Gross profit	22,521	25,580	45,309	50,045

Operating expenses:
Research and development	9,563	7,274	18,790	13,730
Sales and marketing (includes amortization of purchased intangible assets of $316 and $158 for the three months ended June 30, 2007 and 2006, and $633 and $158 for the six months ended June 30, 2007 and 2006, respectively)	16,695	13,736	34,043	24,690
General and administrative	4,392	3,156	8,472	6,078
In- process research and development	—	1,800	—	1,800

Total operating expenses	30,650	25,966	61,305	46,298

Operating income (loss)	(8,129)	(386)	(15,996)	3,747

Other income, net	865	1,046	1,697	2,287

Income (loss) before provision for income taxes	(7,264)	660	(14,299)	6,034

Provision for (benefit from) income taxes	(1,636)	1,465	(2,584)	2,325

Net income (loss)	$(5,628)	$(805)	$(11,715)	$3,709

Basic net income (loss) per share	$(0.16)	$(0.02)	$(0.33)	$0.11

Diluted net income (loss) per share	$(0.16)	$(0.02)	$(0.33)	$0.10

Shares used in computing basic net income (loss) per share	35,967	34,701	35,854	34,625

Shares used in computing diluted net income (loss) per share	35,967	34,701	35,854	35,566

Stock-based compensation included in the costs and expense line items:

Product costs	$92	$88	$203	$184
Service costs	180	159	395	328
Research and development	895	929	1,992	1,746
Sales and marketing	1,018	1,130	2,060	2,189
General and administrative	723	649	1,503	1,344

Total amortization of stock-based compensation	$2,908	$2,955	$6,153	$5,791

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Non-GAAP net income (loss)	$(2,868)	$4,349	$(6,000)	$11,576

Stock-based compensation from awards	(2,908)	(2,859)	(6,153)	(5,593)
Amortization of purchased intangible assets	(951)	(644)	(1,903)	(1,038)
Stock-based compensation from acquisitions	(22)	(96)	(44)	(198)
In-process research and development	—	(1,800)	—	(1,800)
Tax impact of above	1,121	245	2,385	762

GAAP net income (loss)	$(5,628)	$(805)	$(11,715)	$3,709

Basic non-GAAP net income (loss) per share excluding stock-based compensation, amortization of purchased intangible assets and in-process research and development, net of taxes	$(0.08)	$0.13	$(0.17)	$0.33

Diluted non-GAAP net income(loss) per share excluding stock-based compensation, amortization of purchased intangible assets and in-process research and development net of taxes	$(0.08)	$0.12	$(0.17)	$0.33

Shares used in computing basic net income per share	35,967	34,701	35,854	34,625

Shares used in computing diluted net income per share	35,967	35,706	35,854	35,566

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2007	2006
Assets:
Cash, cash equivalents and investments	$81,350	$76,557
Accounts receivable, net	24,102	31,743
Inventories	9,206	3,957
Property and equipment, net	4,159	3,968
Other assets	27,789	31,042
Goodwill and other intangible assets, net	75,648	69,701

Total assets	$222,254	$216,968

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$27,999	$28,176
Deferred rent and other	501	179
Deferred revenue	35,140	29,104

Total liabilities	63,640	57,459

Stockholders’ equity	158,614	159,509

Total liabilities and stockholders’ equity	$222,254	$216,968

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 30,
	2007	2006
Net cash provided by operating activities	$1,427	$18,423
Net cash provided by (used in) in investing activities	4,143	(32,988)
Net cash provided by financing activities	5,309	4,235

Net increase (decrease) in cash and cash equivalents	10,879	(10,330)

Cash and cash equivalents at beginning of period	39,640	36,221

Cash and cash equivalents at end of period	50,519	25,891

Investments	30,831	46,467

Total cash, cash equivalents and investments	$81,350	$72,358